Exhibit 5.1

December 29, 2025

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Ladies and Gentlemen:

We have served as special New Jersey counsel to National Fuel Gas Company, a New Jersey corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement”) being filed by the Company on the date hereof pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), which Prospectus Supplement supplements the Registration Statement on Form S-3 (File No. 333-273926) (the “Registration Statement”) filed by the Company with the Commission on August 11, 2023 and the base prospectus dated August 11, 2023 constituting a part thereof (the “Base Prospectus,” together with the Prospectus Supplement, the “Prospectus”). The Prospectus Supplement relates to the potential resale from time to time by certain selling stockholders (the “Selling Stockholders”), pursuant to Rule 415 under the Securities Act, of up to 4,402,513 shares of common stock, par value $1.00 per share, of the Company (the “Shares”). We have represented the Company in connection with certain transactions on matters relating to New Jersey corporate law, but do not generally represent the Company nor act as the Company’s regular outside counsel.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Restated Certificate of Incorporation, as amended, (ii) the Company’s By-laws, as amended, (iii) the Registration Statement and the Prospectus and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New Jersey and the opinion expressed herein is limited to the laws of the State of New Jersey, as currently in effect, and reported judicial decisions interpreting such laws.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

We hereby consent to the inclusion of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP